U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

                                                           OMB APPROVAL
                                                     OMB Number     3235-0104
                                                     Expires  September 30, 1998
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

SAMSON                               Pierre
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   (Last)                            (First)              (Middle)
c/o ACE Financial Solutions Internationsl, Ltd.
The ACE Building, 30 Woodbourne Avenue
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                                    (Street)

Hamilton                             HM08                 BERMUDA
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                          2/23/01
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

       ACE Limited (NYSE: ACL)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                    President and Chief Executive Officer,
                 ACE Financial Solutions International, Ltd.
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6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Ordinary Shares                           28,807(1)                   D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Options to acquire       (2)        6/8/2010        Ordinary Shares        10,000        $28.9375        D
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Options to acquire       (3)       11/18/2009       Ordinary Shares        25,000        $19.3125        D
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Options to acquire       (4)       11/12/2008       Ordinary Shares         15,000        $29.6250        D
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Options to acquire       (5)       11/12/2007       Ordinary Shares        18,000        $30.0000        D
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Options to acquire       (5)       11/14/2006       Ordinary Shares        15,000        $19.5000        D
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Options to acquire       (5)       11/17/2005       Ordinary Shares        12,000        $11.8750        D
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Options to acquire       (5)        3/1/2005        Ordinary Shares        15,000         $8.0833        D
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Explanation of Responses:
(1)  Of these Ordinary Shares, 18,084 are shares of restricted stock, of which 1,250 will vest on 6/8/2001, 1,667 on 11/12/2001,
     3,250 on 11/18/2001, 1,250 on 6/8/2002, 1,667 on 11/12/2002, 3,250 on 11/18/2002, 1,250 on 6/8/2003, 3,250 on 11/18/2003 and
     1,250 on 6/8/2004.
(2)  Option vesting schedule: 1/3 on 6/8/2001, 1/3 on 6/8/2002 and 1/3 on 6/8/2003.
(3)  Option vesting schedule: 1/3 on 11/18/2000, 1/3 on 11/18/2001 and 1/3 on 11/18/2002.
(4)  Option vesting schedule: 1/3 on 11/12/1999, 1/3 on 11/12/2000 and 1/3 on 11/12/2001.
(5)  Options are fully vested.


Signed for Pierre Samson pursuant to a
power of attorney on file with the
Securities and Exchange Commission


By:  /s/ Peter Mear                                        2nd of March 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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